Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329
Aimee. Punessen@FranklinSynergy.com

Franklin Synergy Bank Appoints Veteran Healthcare Banking Team; Expands Business Lending Offering

Franklin, Tenn., April 27, 2015 – Franklin Synergy Bank announced today the formation of a new Healthcare Banking group. The new team will operate out of Franklin Synergy’s Cool Springs office on Aspen Grove Drive, but will eventually be located in Nashville.

Franklin Synergy Bank is a wholly owned subsidiary of Franklin Financial Network, Inc. (NYSE:FSB).

Tim Fouts will lead the new Healthcare team, which will include banker Lisa Fletcher. Fouts and Fletcher each have extensive healthcare banking experience in the Middle Tennessee area and joined Franklin Synergy from CapStar Bank in Nashville. Fouts led his former team, building a significant healthcare portfolio, in excess of $200 million.

Joining Fouts and Fletcher will be Tate Myers Assistant Vice President, Corporate and Healthcare Banking and Jamie Byrn as Administrative Assistant, Corporate and Healthcare Banking.

“We are pleased to launch our Healthcare Banking group at Franklin Synergy with this new team that brings experience and growth potential for our bank,” said Richard Herrington, Chairman and CEO of Franklin Synergy Bank. “Healthcare is a primary driver of the economy in Middle Tennessee and a natural expansion of our scope of business lending activities.”

Fouts will serve as Executive Vice President, Corporate and Healthcare Banking. Fouts’ background includes service at JP Morgan Chase as Senior Vice President, and as a Financial Consultant at Merrill Lynch.

Fouts earned a B.A. in Science from the University of Colorado in Boulder, a B.S. in Finance from the University of Maryland in College Park, Maryland and a M.A. in Comparative Politics from American University in Washington, D.C.

“Franklin Synergy has emerged as the best bank for our team due to its growth trajectory and solid leadership,” commented Fouts. “Our clients need a high level of personalized service and we look forward to helping FSB build its presence in the healthcare market.”

Fletcher will serve as Senior Vice President, Corporate and Healthcare Banking. She has more than twenty years of related experience, including service as Senior Credit Officer at FirstBank in Nashville, Tennessee and as Senior Vice President and Chief Credit Officer at Adirondack Bank in Utica, New York.

Fletcher is a graduate of the Stonier Graduate School of Banking and holds a Bachelor of Professional Business Studies/Business Public Management from the State University of New Your College of Technology.

“Our focus will be local healthcare companies,” noted Fletcher. “Franklin Synergy offered the ideal opportunity to continue the success we have had in the market over the years. It was just a great fit for the way I do business.”

About Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties. The bank provides deposit and loan products, treasury management and wealth management services for consumers and businesses. A strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs. In July 2014, Franklin Synergy Bank acquired Rutherford County’s MidSouth Bank.

In March 2015, Franklin Financial Network, Inc. completed an Initial Public Offering (IPO), listing common shares on the New Your Stock Exchange under the symbol “FSB”.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the deposit market share leader doing business in Williamson County.

Additional information about Franklin Synergy is available at the bank’s website: www.franklinsynergybank.com.

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